Exhibit 10.29

NEITHER THIS CONVERTIBLE PROMISSORY NOTE NOR THE SECURITIES THAT ARE ISSUABLE UPON CONVERSION HEREOF (COLLECTIVELY, THE “SECURITIES”) HAVE BEEN THE SUBJECT OF REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THE SECURITIES NOR ANY INTEREST OR PARTICIPATION THEREIN MAY BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED: (I) IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH TRANSACTIONS UNDER THE 1933 ACT OR APPLICABLE STATE SECURITIES LAWS; (II) IN THE ABSENCE OF AN OPINION OF COUNSEL, IN A FORM ACCEPTABLE TO THE MAKER, AS THE ISSUER, THAT REGISTRATION IS NOT REQUIRED UNDER THE 1933 ACT OR; (III) UNLESS SOLD, TRANSFERRED OR ASSIGNED PURSUANT TO RULE 144 UNDER THE 1933 ACT.

CONVERTIBLE PROMISSORY NOTE

December 16, 2024	Principal Amount: $20,698,038

FOR VALUE RECEIVED, Precision Aerospace Group, Inc., a Florida corporation (the “Maker”), hereby promises to pay to the order of David Lawrence, an individual resident of the State of Indiana (the “Sole Stockholder”), the principal amount of Twenty Million Six Hundred Ninety-Eight Thousand and Thirty-Eight Dollars ($20,698,038) in accordance with and subject to the terms hereinafter set forth.

Capitalized terms used herein but not otherwise defined shall have the respective meanings ascribed to them in the Merger Agreement (defined below).

This Convertible Promissory Note (this “Note”) is being issued under that certain Amended and Restated Merger Agreement, dated as of the date herewith (the “Merger Agreement”), by and among the Maker, the Sole Stockholder, Precision Aerospace Merger Sub, Inc., and Aerodyn Engineering Holdings, Inc. (the “Corporation”).

1. Payments.

(a) Payment and Conversion Upon Closing of IPO. On the date of closing of the IPO, (i) Maker shall pay to the Sole Stockholder in immediately available funds an amount equal to (A) one-half of the principal amount of this Note (Ten Million Three Hundred Forty-Nine Thousand and Nineteen Dollars ($10,349,019)) (the “Principal Cash Payment”), plus (B) simple interest accrued at a rate of eight percent (8)% per annum through the date of the IPO on the Principal Cash Payment only, it being understood that no interest shall accrue on the Principal Share Payment, as defined below (the “Accrued Interest”); and (ii) Maker shall issue to the Sole Stockholder that number of shares of Purchaser Common Stock determined by dividing (A) one-half of the principal amount of this Note (Ten Million Three Hundred Forty-Nine Thousand and Nineteen Dollars ($10,349,019)), by (B) the offering price at which the Purchaser Common Stock is initially sold in the IPO (the “Principal Share Payment”). Interest shall be computed on the Principal Cash Payment on the basis of a 365-day year and calculated monthly in arrears for the actual number of days elapsed. Upon receipt of the Principal Cash Payment, Accrued Interest, and the Principal Share Payment in accordance with this Section 1(a), Maker's obligations under this Note shall be deemed satisfied in full and this Note shall be deemed terminated.

(b) General Payment Provisions. All payments of principal and interest on this Note shall be made in lawful currency of the United States of America by certified bank check or wire transfer of immediately available funds to such account as the Sole Stockholder may designate by prior written notice to the Maker in accordance with the provisions of this Note. Whenever any amount due by the terms of this Note is due on any day which is not a Business Day (as defined below), the same shall instead be due on the next succeeding Business Day.

(c) No Prepayment. Maker shall not be entitled to prepay any amounts under this Note without the prior written consent of the Sole Stockholder.

2. Pledge Agreement. The indebtedness evidenced by this Note is secured by, entitled to the benefit of, and subject to the provisions of the Pledge Agreement entered into by the parties pursuant to the Merger Agreement, including a pledge by Maker of 100% of the outstanding shares of capital stock of the Corporation (i.e., the Surviving Corporation) (the “Pledged Stock”).

3. Event of Default.

(a) Any of the following shall constitute an “Event of Default” under this Note:

(i) if the IPO has not occurred within ninety (90) days from the date of this Note set forth above;

(ii) the failure by Maker to pay any principal or interest or issue Purchaser Common Stock when due under this Note and such failure shall remain unremedied for a period of five (5) days after the due date;

(iii) any breach or default by Maker of any term contained in the Merger Agreement, this Note or any other of the Transaction Documents, and such breach or default shall remain unremedied for a period of ten (10) business days after written notice to Maker by the Sole Stockholder;

(iv) any petition in bankruptcy being filed by or against Maker, or any proceedings in bankruptcy, insolvency or under any other laws relating to the relief of debtors being commenced for the relief or readjustment of any indebtedness of Maker, either through reorganization, composition, extension or otherwise, and which, in the case of any involuntary proceedings, shall be acquiesced to by Maker or shall continue for a period of sixty (60) days undismissed, undischarged or unbonded;

(v) the making by Maker of an assignment for the benefit of creditors; or

(vi) the appointment of a receiver of any property of Maker which shall not be vacated or removed within sixty (60) days after appointment.

(b) Upon the occurrence of an Event of Default, (i) Maker shall transfer and assign to the Sole Stockholder all of Maker's right, title, and interest in and to the Pledged Stock, free and clear of all liens and encumbrances; and (ii) Maker shall pay to the Sole Stockholder all Accrued Interest as of such payment date. Upon the valid assignment and transfer of the Pledged Stock and the payment of the Accrued Interest as set forth above, this Note and the Merger Agreement (and related transactions contemplated in the Merger Agreement) shall be terminated without further action by the parties and Maker shall have no further obligations under this Note or the Merger Agreement. For all intents and purposes, this Note and the Merger Agreement shall be deemed null and void, except that the Sole Stockholder shall be entitled to retain the Closing Date Deposit as provided for in Section 4.1(b) of the Merger Agreement.

4. Waiver of Notice. To the extent permitted by law, the Maker hereby waives demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note.

5. Governing Law. This Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the laws of the State of Indiana, without giving effect to provisions thereof regarding conflict of laws. Maker hereby irrevocably submits to the non-exclusive jurisdiction of the state and federal courts sitting in Marion County in the State of Indiana for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Maker hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by sending by certified mail or email a copy thereof to such party at the address indicated in Section 11 hereto and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

6. Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note, at law or in equity.

7. Usury Savings Clause. Notwithstanding any provision in this Note, the total liability for payments of interest and payments in the nature of interest, including, without limitation, all charges, fees, exactions, or other sums which may at any time be deemed to be interest, shall not exceed the limit imposed by the usury laws of the jurisdiction governing this Note or any other applicable law. In the event the total liability of payments of interest and payments in the nature of interest, including, without limitation, all charges, fees, exactions or other sums which may at any time be deemed to be interest, shall, for any reason whatsoever, result in an effective rate of interest, which for any month or other interest payment period exceeds the limit imposed by the usury laws of the jurisdiction governing this Note, all sums in excess of those lawfully collectible as interest for the period in question shall, without further agreement or notice by, between, or to any party hereto, be applied to the reduction of the outstanding principal balance of this Note immediately upon receipt of such sums by the Sole Stockholder hereof, with the same force and effect as though the Maker had specifically designated such excess sums to be so applied to the reduction of such outstanding principal balance and the Sole Stockholder had agreed to accept such sums as a penalty-free payment of principal; provided, however, that the Sole Stockholder may, at any time and from time to time, elect, by notice in writing to Maker, to waive, reduce, or limit the collection of any sums in excess of those lawfully collectible as interest rather than accept such sums as a prepayment of the outstanding principal balance. It is the intention of Maker and Sole Stockholder that Maker does not intend or expect to pay nor does the Sole Stockholder intend or expect to charge or collect any interest under this Note greater than the highest non-usurious rate of interest which may be charged under applicable law.

8. Specific Shall Not Limit General; Construction. No specific provision contained in this Note shall limit or modify any more general provision contained herein. This Note shall be deemed to be jointly drafted by Maker and the Sole Stockholder and shall not be construed against any person as the drafter hereof.

9. Failure or Indulgence Not Waiver. No failure or delay on the part of this Note in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

10. Assignment. Neither party shall assign this Note or any part thereof without the prior written consent of the other party. This Note shall be binding upon and inure to the benefit of the Sole Stockholder and its permitted successors and assigns, if any.

11. Notice. Any notice, request or other communication to be given or made under this Note to Maker or the Sole Stockholder shall be in writing. Such notice, request or other communication shall be deemed to have been duly given or made when it shall be delivered by hand, international courier, email, or other electronic means with electronic confirmation of delivery to the party to which it is required or permitted to be given or made at such party’s address specified below or at such other address as such party shall have designated by notice to the party giving or making such notice, request or other communication, it being understood that the failure to deliver a copy of any notice, request or other communication to a party to whom copies are to be sent shall not affect the validity of any such notice, request or other communication or constitute a breach of this Note.

If to the Maker:	Precision Aerospace Group Inc. NE 30th Ave., 8th Floor Aventura, Florida 33180 Attn: Maynard Hellman Email: mhellman@mhellmanlaw.com

With a copy to:	Lucosky Brookman LLP
101 Wood Avenue South
Woodbridge, NJ 08830
Attention: Seth A. Brookman; Victoria A. Baylin
E-Mail: sbrookman@lucbro.com; vbaylin@lucbro.com

If to the Sole Stockholder:	Aerodyn Engineering Holdings, Inc. 1919 South Girls School Road Indianapolis, Indiana 46241 Attn: David Lawrence, President Email: dlawrence@aerodyneng.com

With a copy to:	Faegre Drinker Biddle & Reath LLP 300 N. Meridian Street, Suite 2500 Indianapolis, Indiana 46204 Attn: Trevor J. Belden Email: trevor.belden@faegredrinker.com

[signature page follows this page]

IN WITNESS WHEREOF, Maker has caused this Note to be executed on and as of the date first written above.

PRECISION AEROSPACE GROUP, INC.

By:	/s/ Maynard Hellman
Name:	Maynard Hellman
Title:	Chairman of the Board

[Signature Page to Convertible Promissory Note- PAG to D. Lawrence]